Exhibit 99.1

GREIF, INC. REPORTS FIRST QUARTER RESULTS

DELAWARE, Ohio (March 1, 2004) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with niche businesses in paper, corrugated packaging and timber, today announced results for the first quarter ended January 31, 2004.

Net income, before restructuring charges, timberland gains and cumulative effect of change in accounting principle, was $4.5 million for the first quarter of 2004 compared with $0.9 million for the first quarter of last year. Earnings per share, before restructuring charges, timberland gains and cumulative effect of change in accounting principle, were $0.16 versus $0.04 per Class A share and $0.23 versus $0.05 per Class B share for the first quarter of 2004 and 2003, respectively.

The Company reported a GAAP net loss of $3.4 million, or a loss of $0.12 per Class A share and $0.18 per Class B share, for the first quarter of 2004 versus net income of $4.9 million, or $0.18 per Class A share and $0.26 per Class B share, for the same quarter last year. The Company’s first quarter of 2004 results were negatively impacted by a higher level of restructuring charges in the first quarter of 2004 ($15.3 million) versus the first quarter of 2003 ($1.5 million). In addition, the Company’s first quarter of 2003 results were positively impacted by the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which resulted in a $4.8 million gain recorded as a cumulative effect of change in accounting principle.

Michael J. Gasser, chairman and chief executive officer, commented, “Market conditions reflected slightly better activity levels during the first quarter of 2004 as compared to the same period last year. Increased pressures due to rising raw material costs, especially for steel and old corrugated containers (“OCC”), are being addressed through productivity improvements and price increases. We remain focused on realizing further benefits from our performance improvement plan. Positive results from these efforts will contribute to Greif becoming a leaner, more market-focused company.”

A reconciliation of the differences between all non-GAAP financial measures disclosed in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net sales rose 8% to $468.9 million for the first quarter of 2004 from $434.7 million during the same quarter last year. On a consolidated basis, net sales increased approximately 1% after excluding the impact of foreign currency translation.

Gross profit was $69.5 million, or 14.8% of net sales, for the first quarter of 2004 versus $75.7 million, or 17.4% of net sales, for the first quarter of 2003. The principal factors impacting the quarterly comparisons were higher costs for raw materials and lower absorption of fixed costs in the Industrial Packaging & Services segment; lower selling prices and higher raw material costs in the containerboard operations of the Paper, Packaging & Services segment; and lower planned timber sales.

Selling, general and administrative (“SG&A”) expenses declined to $51.0 million, or 10.9% of net sales, for the first quarter of 2004 from $59.5 million, or 13.7% of net sales, for the same period a year ago. The decline in SG&A expenses was primarily attributable to solid progress regarding the Company’s performance improvement plan. The dollar reduction in SG&A expenses was partially offset by the negative impact of foreign currency translation (approximately $2 million).

Operating profit, before restructuring charges of $15.3 million and timberland gains of $3.9 million, increased 15% to $18.6 million for the first quarter of 2004 compared with operating profit, before restructuring charges of $1.5 million and timberland gains of $0.4 million, of $16.2 million for the same period last year. GAAP operating profit was $7.3 million for the first quarter of 2004 compared with $15.1 million a year ago.

During the first quarter of 2003, the Company included a 37% deduction of CorrChoice’s net income related to its minority shareholders. Effective September 30, 2003, the Company’s ownership increased to 100% due to CorrChoice’s redemption of its minority shareholders’ outstanding shares. Therefore, no such deduction was made in fiscal 2004.

Business Group Results

Industrial Packaging & Services

Net sales rose 11% to $337.4 million for the first quarter of 2004 from $303.1 million for the same period last year. On a consolidated basis, net sales increased 1% after excluding the impact of foreign currency translation.

Operating profit, before restructuring charges of $12.0 million, rose to $8.9 million for the first quarter of 2004 from operating profit, before restructuring charges of $1.2 million, of $3.5 million a year ago. Higher raw material costs and lower absorption of fixed costs reduced this segment’s gross profit margins. Cost reduction initiatives continue to be implemented to reduce costs and improve operating efficiencies. SG&A expenses for Industrial Packaging & Services reflect a portion of the savings resulting from these initiatives. GAAP operating loss was $3.2 million for the first quarter of 2004 compared with operating profit of $2.4 million for the first quarter of 2003 due to a higher level of restructuring charges.

Paper, Packaging & Services

Net sales rose nominally to $125.3 million for the first quarter of 2004 from $124.7 million for the same period last year. Improved volumes were offset by lower average sales prices in the containerboard operations of this segment.

Operating profit, before restructuring charges of $3.2 million, was $5.4 million for the first quarter of 2004 compared with operating profit, before restructuring charges of $0.4 million, of $7.9 million a year ago. This decrease was primarily due to a decline in gross profit margin resulting from reduced pricing levels and higher raw material costs in the containerboard operations. The decline in gross profit was partially offset by lower SG&A expenses in the first quarter of 2004 compared with the same quarter last year. GAAP operating profit was $2.2 million for the first quarter of 2004 compared with $7.5 million for the first quarter of 2003 due to a higher level of restructuring charges.

Timber

Timber sales were $6.2 million for the first quarter of 2004 compared with $6.9 million for the same period last year. These sales were consistent with budgeted levels for both periods. As a result of the lower sales volume, operating profit, before restructuring charges of $0.1 million and timberland gains of $3.9 million, was $4.4 million for the first quarter of 2004, compared to operating profit, before timberland gains of $0.4 million, of $4.8 million a year ago. GAAP operating profit was $8.3 million for the first quarter of 2004 compared with $5.2 million for the first quarter of 2003.

Performance Improvement Plan

As previously announced, the performance improvement plan is expected to enhance long-term organic sales growth and productivity and achieve permanent cost reductions. The Company’s focus during fiscal 2003 had been primarily SG&A optimization, which is expected to result in annual cost savings of $60 million realized in fiscal 2004. The focus during fiscal 2004 is to become an even leaner, more market-focused/performance-driven company. This next and final phase of the transformation is expected to deliver additional annualized benefits of approximately $50 million, with about $15 million of those savings to be realized in fiscal 2004. The opportunities identified include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies, coupled with further network consolidation. The related one-time costs for this phase will be approximately $45 million to $50 million, all of which will be incurred in fiscal 2004. In addition, the Company is launching a strategic sourcing initiative to more effectively leverage its global spending and lay the foundation for a world-class sourcing and supply chain capability.

Financing Arrangements

Total debt outstanding was $661 million at January 31, 2004 and $662 million at October 31, 2003. Total debt to total capitalization was 53.8% and 53.6% at January 31, 2004 and October 31, 2003, respectively.

Interest expense declined to $12.2 million for the first quarter of 2004 from $13.6 million for the same period last year. This reduction was primarily due to lower average interest rates on the Company’s debt.

Capital Expenditures

Capital expenditures were $7.1 million, excluding timberland purchases of $2.7 million, for the first quarter of 2004 compared with $9.8 million, excluding timberland purchases of $2.7 million, during the same period last year. For fiscal 2004, capital expenditures are expected to be approximately $75 million to $80 million, which would be approximately $20 million to $25 million below the Company’s anticipated depreciation expense.

Company Outlook

The operating environment for fiscal 2004 is expected to modestly improve compared to fiscal 2003. Gradual improvement in activity levels may be offset by higher raw material costs, especially steel and OCC. Savings from the Company’s performance improvement plan and positive contributions from the Company’s full ownership of CorrChoice are being realized as planned. Both of these factors are anticipated to represent a substantial portion of the improved fiscal 2004 results. Due to these factors, management’s guidance for fiscal 2004, before restructuring charges and timberland gains, continues to be $2.35 - $2.40 per Class A share.

Conference Call

The Company will host a conference call to discuss its first quarter of 2004 results on Tuesday, March 2, 2004 at 10:00 a.m. ET at (800) 218-0530. For international callers, the number is (303) 262-2142.

The conference call will also be available through a live webcast, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s Web site approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company provides extensive expertise in steel, plastic, fibre, corrugated and multiwall containers for a wide range of industries. Greif also produces containerboard and manages timber properties in North America. Greif is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the Company’s Web site at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “project”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information presently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic or business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel and resin, and price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism, or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the frequency and volume of sales of the Company’s timber and timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended October 31, 2003. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended January 31,
	2004	2003
Net sales	$468,860	$434,678
Cost of products sold	399,410	358,949

Gross profit	69,450	75,729

Selling, general and administrative expenses	51,025	59,501

Restructuring charges	15,259	1,539
Gain on sale of assets	4,109	411

Operating profit	7,275	15,100

Interest expense, net	12,247	13,554
Other income, net	222	224

Income (loss) before income tax expense (benefit) and equity in earnings of affiliates and minority interests	(4,750)	1,770

Income tax expense (benefit)	(1,463)	566

Equity in earnings of affiliates and minority interests	(79)	(1,095)

Income (loss) before cumulative effect of change in accounting principle	(3,366)	109

Cumulative effect of change in accounting principle	—	4,822

Net income (loss)	$(3,366)	$4,931

Basic and diluted earnings (loss) per share:
Class A Common Stock (before cumulative effect)	$(0.12)	$0.01
Class A Common Stock (after cumulative effect)	$(0.12)	$0.18
Class B Common Stock (before cumulative effect)	$(0.18)	$—
Class B Common Stock (after cumulative effect)	$(0.18)	$0.26

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Quarter ended January 31,
	2004	2003
Net Sales
Industrial Packaging & Services	$337,391	$303,148
Paper, Packaging & Services	125,294	124,680
Timber	6,175	6,850

Total	$468,860	$434,678

Operating Profit
Operating profit before restructuring charges and timberland gains:
Industrial Packaging & Services	$8,851	$3,515
Paper, Packaging & Services	5,353	7,891
Timber	4,396	4,837

Operating profit before restructuring charges and timberland gains	18,600	16,243

Restructuring charges:
Industrial Packaging & Services	12,023	1,165
Paper, Packaging & Services	3,169	374
Timber	67	—

Total restructuring charges	15,259	1,539

Timberland gains:
Timber	3,934	396

Total	$7,275	$15,100

Depreciation, Depletion and Amortization Expense
Industrial Packaging & Services	$17,058	$14,854
Paper, Packaging & Services	8,825	8,847
Timber	827	400

Total	$26,710	$24,101

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Quarter ended January 31,
	2004	2003
Net Sales
North America	$268,024	$275,057
Europe	132,946	107,321
Other	67,890	52,300

Total	$468,860	$434,678

Operating Profit
Operating profit before restructuring charges and timberland gains:
North America	$8,484	$10,323
Europe	4,311	3,376
Other	5,805	2,544

Operating profit before restructuring charges and timberland gains	18,600	16,243
Restructuring charges	15,259	1,539
Timberland gains	3,934	396

Total	$7,275	$15,100

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in thousands)

	January 31, 2004	October 31, 2003
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$38,121	$49,767
Trade accounts receivable	270,613	294,957
Inventories	170,295	167,157
Other current assets	72,041	71,576

	551,070	583,457

LONG-TERM ASSETS
Goodwill	251,437	252,309
Intangible assets	29,808	30,654
Other long-term assets	57,590	52,416

	338,835	335,379

PROPERTIES, PLANTS AND EQUIPMENT	901,823	912,375

	$1,791,728	$1,831,211

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$131,760	$158,333
Short-term borrowings	19,734	15,605
Current portion of long-term debt	3,000	3,000
Other current liabilities	132,842	135,380

	287,336	312,318

LONG-TERM LIABILITIES
Long-term debt	637,972	643,067
Other long-term liabilities	296,529	301,376

	934,501	944,443

MINORITY INTEREST	1,633	1,886

SHAREHOLDERS’ EQUITY	568,258	572,564

	$1,791,728	$1,831,211

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended January 31, 2004			Quarter ended January 31, 2003
		Per Share Amounts*			Per Share Amounts*
		Class A	Class B		Class A	Class B
GAAP - operating profit	$7,275			$15,100
Restructuring charges	15,259			1,539
Timberland gains	(3,934)			(396)

Non-GAAP - operating profit before restructuring charges and timberland gains	$18,600			$16,243

GAAP - net income	$(3,366)	$(0.12)	$(0.18)	$4,931	$0.18	$0.26
Restructuring charges, net of tax	10,559	0.38	0.56	1,047	0.04	0.06
Timberland gains, net of tax	(2,722)	(0.10)	(0.15)	(269)	(0.01)	(0.01)
Cumulative effect of change in accounting principle	—	—	—	(4,822)	(0.17)	(0.26)

Non-GAAP - net income before restructuring charges, timberland gains and cumulative effect of change in accounting principle	$4,471	$0.16	$0.23	$887	$0.04	$0.05

*	Basic and diluted

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	Quarter ended January 31,
	2004	2003
Industrial Packaging & Services
GAAP - operating profit	$(3,172)	$2,350
Restructuring charges	12,023	1,165

Non-GAAP - operating profit before restructuring charges	$8,851	$3,515

Paper, Packaging & Services
GAAP - operating profit	$2,184	$7,517
Restructuring charges	3,169	374

Non-GAAP - operating profit before restructuring charges	$5,353	$7,891

Timber
GAAP - operating profit	$8,263	$5,233
Restructuring charges	67	—
Timberland gains	(3,934)	(396)

Non-GAAP - operating profit before restructuring charges and timberland gains	$4,396	$4,837